Exhibit 99.1

Designated Filer:	Insight Holdings Group, LLC
Issuer & Ticker Symbol:	Alteryx, Inc. [AYX]
Date of Event Requiring Statement:	March 4, 2019

EXPLANATION OF RESPONSES

(1) Each share of Class B Common Stock of Alteryx, Inc. (the “Issuer”) is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock, par value $0.0001 per share. On March 4, 2019, IVP VIII converted 775,661 shares of Class B Common Stock into 775,661 shares of Class A Common Stock, IVP Cayman VIII converted 200,641 shares of Class B Common Stock into 200,641 shares of Class A Common Stock, IVP Delaware VIII converted 246,016 shares of Class B Common Stock into 246,016 shares of Class A Common Stock and IVP VIII Co-Investors converted 27,682 shares of Class B Common Stock into 27,682 shares of Class A Common Stock.  The shares of Class A Common Stock and Class B Common Stock have no expiration date.

(2) Effective March 4, 2019, the Insight VIII Funds (as defined below) distributed an aggregate of 1,250,000 shares of Class A Common Stock of the Issuer to their partners on a pro rata basis in accordance with their respective ownership interests as determined in accordance with the applicable limited partnership agreements of such entities (the “Initial Distributions”).

In connection with the Initial Distributions, Insight Venture Associates VIII, L.P. (“IVA VIII”), the general partner of each of the Insight VIII Funds (as defined below), acquired direct ownership of 182,321 shares of Class A Common Stock of the Issuer (the “Insight VIII Funds Distribution”).  On March 4, 2019, IVA VIII distributed 182,321 shares of Class A Common Stock of the Issuer pro rata to its partners in accordance with their respective ownership interests as determined in accordance with the limited partnership agreement of IVA VIII (the “IVA VIII Distribution” and, together with the Initial Distribution and the Insight VIII Funds Distribution, the “Distribution”) and continue to hold 762 shares of class A Common Stock of the Issuer that were previously distributed to IVA VIII, as reported on the Form 4 filed on September 12, 2018 and not distributed in turn to the holders of IVA VIII.  In accordance with the limited partnership agreement of IVA VIII, 31,695 shares of Class A Common Stock of the Issuer were distributed to IVP (Venice), L.P., (“IVP Venice”), an entity controlled by Insight Holdings Group, LLC. The respective partners of the Insight Funds and IVA VIII, including IVP Venice, did not furnish any consideration in exchange for shares received in connection with the Distribution.

(3) Held by Insight Venture Partners VIII, L.P (“IVP VIII”).

(4) Held by Insight Venture Partners (Cayman) VIII, L.P. (“IVP Cayman VIII”).

(5) Held by Insight Venture Partners (Delaware) VIII, L.P. (“IVP Delaware VIII”).

(6) Held by Insight Venture Partners VIII (Co-Investors), L.P. (“IVP VIII Co-Investors” and together with IVP VIII, IVP Cayman VIII and IVP Delaware VIII, the “Insight VIII Funds”).

(7) Held directly by IVA VIII.

(8) Held directly by IVP (Venice), L.P.